STOCK OPTION AGREEMENT

THIS AGREEMENT made as of (DATE)

BETWEEN:

LEADING BRANDS, INC., a body corporate subsisting under the laws of British Columbia and having an office and place of business at 160 - 7400 River Road, Richmond, British Columbia V6X 1X6

(the “Company”)

AND:

______________________ , of (ADDRESS)

(the “Optionee”)

WHEREAS:

A.	The Optionee is a consultant to the Company and the Company desires to grant to theOptionee an option to purchase common shares (“Shares”) without par value in the capital of the Company as an incentive for the Optionee to promote the financial interest, growth and development of the Company; and

B.	The Optionee has not been induced to accept the option by reason of any expectation of employment or continued employment.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements herein contained the parties hereto covenant and agree (the “Agreement”) as follows:

1.0	GRANT OF OPTION

1.1
At a Board of Directors meeting held __________________________, the Company irrevocably granted to the Optionee, subject to the approval of the Toronto Stock Exchange, as an incentive and not as or in lieu of salary or any other compensation for services rendered, the sole and exclusive right and option (the “Option) to purchase all or any portion of ___________ Shares from treasury (the “Optioned Shares”) at a price of U.S.$_______ per Optioned Share, (the closing market price on date of grant), at any time before 5:00 p.m. (Vancouver, B.C. time) on___________________ (the “Expiry Date”) or during such shorter period as may be determined under this Agreement.

2.0	EXERCISE OF OPTION

2.1
Subject to the terms of this Agreement, the Option may be exercised in whole or in part from time to time and may only be exercised by the Optionee giving written notice of the Optionee’s intention to exercise the Option in whole or in part, together with payment in the appropriate amount, in cash or by bank draft, money order or certified cheque payable to the Company, at its principal office or to the registrar and transfer agent of the Company.

2.2
Upon receipt of payment pursuant to any exercise of the Option in whole or in part, the Company will forthwith issue as fully paid and non-assessable the Optioned Shares in respect of which the Option has been exercised and will thereafter deliver or cause to be delivered to the Optionee or to his written order a certificate or certificates representing the Optioned Shares so purchased.

3.0	ADDITIONAL TERMS

3.1	If the Optionee:

(a) should die while still a consultant to the Company, the Option may then be exercised by the Optionee’s legal heirs or personal representatives to the same extent as if the Optionee were alive and a consultant to the Company for a period of one year after the Optio nee’s death but only for such shares as the Optionee was entitled to purchase pursuant to the Option at the date of the Optionee’s death; or

(b) ceases to be a consultant to the Company, the Option may thereafter by exercised by the Optionee in accordance with the terms of this Agreement on or before the earlier of the Expiry Date and the 30th day after the date of termination.

3.2	In all cases of termination for cause, the Option will be deemed to have expired on the date the consultant ceases to be a consultant to the Company.

4.0	RESTRICTIONS ON RESALE OF OPTIONED SHARES

4.1
The Optionee acknowledges that the first trade by the Optionee of any Optioned Shares acquired on any exercise of the Option, in whole or in part, will be deemed to be a distribution and will therefore be subject to registration and prospectus requirements unless:

(a) if the seller is an insider of the Company, the Company is not in default of any requirement of the Securities Act (British Columbia) or the Regulations thereunder;

(b) the trade is not a distribution from the holdings of a control person;

(c) no unusual effort is made to prepare the market or create a demand for the securities; and

(d) no extraordinary commission or consideration is paid in respect of the trade.

5.0	VESTING

5.1
The Optioned Shares will vest (i.e. become exercisable by the holder) as to 7/60th on __________________, and thereafter as to an additional 1/60th per month, until fully vested, provided that if the application of such vesting formula could result in the issue of a fractional share, the number of shares which the Optionee would otherwise be entitled to purchase shall be rounded down to the nearest whole number so that the Company shall not be obligated to issue any fractional shares.

6.0	REPRESENTATIONS OF THE COMPANY

6.1	The Company represents and warrants to the Optionee that:

(a) the Company is a reporting issuer under the Securities Acts of British Columbia and Ontario, Canada;
(b) the Company will file the appropriate report of the trade constituted by the grant of the Option in prescribed form as required by the Regulations to the Securities Act (British Columbia); and
(c) as of the Agreement Date the Employee is a bona fide consultant to either the Company, a subsidiary of the Company or a management company providing services to the Company.

7.0	ASSIGNMENT

7.1	Except as provided in Part 3.0 of this Agreement, the Option may be exercised only by the Optionee and may not be assigned or transferred in whole or in part.

8.0	ESSENCE OF AGREEMENT

8.1	This is an option agreement only and it does not impose upon the Optionee any obligation to purchase any of the Optioned Shares.

9.0	SUBDIVISION OR CONSOLIDATION OF SHARES

9.1
If the authorized capital of the Company as presently constituted is consolidated into a lesser number of shares or subdivided into a greater number of shares, the number of Optioned Shares not previously purchased by the Optionee will be decreased or increased proportionately, as the case may be, and the purchase price to be paid by the Optionee for each Optioned Share will be adjusted accordingly.

9.2
If the Company amalgamates or merges with any other company or companies, whether by way of arrangement, sale of its assets and undertaking or otherwise howsoever, then and in each such case the number of shares in the capital of the resulting company that will be subject to this Agreement will be that number of such shares which would have resulted if all Optioned Shares in respect of which the Option remained unexercised at the date of such amalgamation or merger had been purchased immediately before the date of such merger or amalgamation became effective, and the purchase price of the shares subject to this Agreement will be correspondingly increased or decreased, as applicable.

10.0	EXECUTION IN COUNTERPART

10.1	This Agreement may be executed in one or more counterparts which together shall be deemed to constitute an agreement in writing.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

LEADING BRANDS, INC.

Per:_________________________________________
Authorized Signatory

SIGNED, SEALED AND DELIVERED
in the presence of:

___________________________________________
Signature of Witness

___________________________________________	___________________________________________
Name of Witness	(NAME)

___________________________________________
Address

___________________________________________
Occupation